Exhibit 99.1

November 12, 2021

Ms. Luvleen Sidhu, Chief Executive Officer

Mr. Robert Ramsey, Chief Financial Officer

BM Technologies, Inc.

As discussed previously, I chose to leave BM Technologies, Inc. to pursue another career opportunity in the precision medicine industry.  I initially learned about this opportunity prior to beginning employment with BM Technologies, and when it resurfaced, I chose to pursue it, as the medicine/drugs industry is my true passion. I want you to know I have no disagreements regarding policies, operations, practices, or financial statements with BMTX, its auditors, or with you or any member of BMTX management or the Board.  My departure was not due to any dispute or disagreement on any of these matters.

I want to reiterate I have a lot of admiration for BMTX and believe in its future. Wishing you and BMTX all the best as a Fintech Bank. I will be rooting for you all.

Regards,

/s/ Li Shen_____________________

Li Shen, CPA